Exhibit 10.1

VERSO PAPER CORP.

2012 EXECUTIVE LONG-TERM INCENTIVE PROGRAM

This 2012 Executive Long-Term Incentive Program (this “Program”) of Verso Paper Corp., a Delaware corporation (the “Company”), was adopted by the Board of Directors of the Company (the “Board”) on May 10, 2012.

1.   Purpose.  The purposes of this Program are to retain the Company’s highly qualified executives, to provide an incentive for their continued superior work, and to motivate them toward even higher achievement and business results.  This Program is a stand-alone bonus arrangement and is not entered into under the Company’s Senior Executive Bonus Plan, Amended and Restated 2008 Incentive Award Plan, or any other incentive compensation plan, program or arrangement of the Company.

2.   Participants.  The following persons are executives of the Company who have been selected by the Compensation Committee of the Board to participate in this Program: Lyle J. Fellows, Robert P. Mundy, Michael A. Weinhold, Peter H. Kesser, Kenneth D. Sawyer, Benjamin Hinchman, IV, and Joseph C. Duffy (individually a “Participant” and collectively the “Participants”).

3.   LTIP Period.  The “LTIP Period” shall be the period beginning on January 1, 2012, and ending on December 31, 2013.

4.   LTIP Award.  On the terms and subject to the conditions of this Program, each Participant shall be eligible to receive a long-term cash bonus award (an “LTIP Award”) equal to the amount of the base salary paid or payable to the Participant during the LTIP Period.  If a Participant becomes entitled to receive payment of any unvested portion of the Participant’s LTIP Award upon the termination of the Participant’s employment pursuant to Section 8, the Participant’s LTIP Award shall be calculated based on the following assumptions: (a) the Participant was employed by the Company or a subsidiary thereof continuously during the entire LTIP Period; (b) if the effective date of the Participant’s termination of employment occurs before the date in 2013 when the Company determines the base salary increases for its executives, the Participant’s base salary was increased as of the effective date of such base salary increases to 103% of the Participant’s base salary in effect immediately prior to his termination of employment; and (c) the Participant was paid his base salary for the entire LTIP Period.

5.   Vesting.  Subject to Section 8, (a) 50% of a Participant’s LTIP Award (the “2012 Tranche”) shall vest on December 31, 2012, if the Participant is employed by the Company or a subsidiary thereof continuously from January 1, 2012, through December 31, 2012, and (b) 50% of a Participant’s LTIP Award (the “2013 Tranche”) shall vest on December 31, 2013, if the Participant is employed by the Company or a subsidiary thereof continuously from January 1, 2013, through December 31, 2013.

6.   Payment.  Subject to Section 8, the vested portions of a Participant’s LTIP Award shall be eligible for payment as follows: (a) 70% of the 2012 Tranche shall be paid in cash in a lump sum in January 2013; and (b) 30% of the 2012 Tranche and 100% of the 2013 Tranche shall be paid in cash in a lump sum in January 2014.

7.   Change in Control.  Unless otherwise provided by the Board, in the event of a Change in Control (as defined in the Amended and Restated 2008 Incentive Award Plan), the Company shall require that this Program be assumed by the surviving entity in the Change in Control, or a parent or subsidiary thereof, and the LTIP Awards shall continue to be eligible to become vested and payable in accordance with the terms and conditions of this Program, subject to such equitable adjustments, if any, as the Board may determine are appropriate.

8.   Termination of Employment.  If a Participant’s employment with the Company or any subsidiary thereof terminates for any reason at any time during the LTIP Period, the Participant shall not be entitled to receive payment of any portion of his LTIP Award following the effective date of such termination; provided, however, that subject to Section 13, if a Participant’s employment with the Company or any subsidiary thereof terminates at any time during the LTIP Period by reason of the Participant’s death, Disability (as defined below), termination of employment by the Company or any subsidiary thereof without Cause (as defined below), or resignation by the Participant from his employment with the Company or any subsidiary thereof for Good Reason (as defined below), then (a) any vested but unpaid portion of the Participant’s LTIP Award shall be paid to the Participant (or his estate) in cash in a lump sum in accordance with the schedule set forth in Section 6, and (b) any unvested portion of the Participant’s LTIP Award shall vest immediately and shall be paid to the Participant (or his estate) in cash in a lump sum within 45 days after the effective date of such termination.  If a Participant’s employment with the Company or any subsidiary thereof terminates for any reason other than for Cause at any time after December 31, 2013, the Participant nonetheless shall be entitled to receive payment of any portion of his LTIP Award that was vested but unpaid as of the effective date of such termination.  As used herein, the following capitalized terms shall have the meanings provided below:

Disability:  A Disability shall have occurred when a Participant has been unable to perform his duties for a period of at least one hundred eighty (180) consecutive days because of a physical or mental incapacity which is expected to result in death or to last for a continuous period of not less than twelve (12) months as determined by a medical doctor mutually agreed upon by the Company and the Participant.

Cause:  The Company or a subsidiary thereof shall have Cause to terminate a Participant’s employment upon (a) the Participant’s commission of a felony crime or a crime of moral turpitude, (b) the Participant’s willful commission of a material act of dishonesty involving the Company or any of its affiliates, (c) the Participant’s material breach of his obligations under any agreement entered into between the Participant and the Company or any of its affiliates, (d) the Participant’s willful and repeated failure to perform his material duties, (e) the Participant’s material breach of the Company’s policies or procedures, or (f) any other willful misconduct by the Participant which causes material harm to the Company or any of its affiliates or their business reputations, including harm due to any adverse publicity; provided, however, that none of the events described in the foregoing clauses (c), (d), (e) or (f) shall constitute Cause unless the Company has notified the Participant in writing describing the events that constitute Cause, and then only if the Participant fails to cure such events within thirty (30) days after receipt of such written notice; and provided further, that in the event that any such event is not curable, no notice period shall be required.  No act or omission to act shall be “willful” if conducted in good faith or with a reasonable belief that such act or omission was in the best interests of the Company.

Good Reason:  The Participant shall have Good Reason to resign from his employment with the Company or any subsidiary thereof in the event that any of the following actions is taken by the Company or such subsidiary without the Participant’s consent: (a) a reduction in the Participant’s annual base salary or target bonus opportunity; (b) a reduction or adverse change in the Participant’s title, duties, responsibilities or reporting relationship; (c) a material breach by the Company of this Agreement; or (d) a material breach by the Company or any applicable affiliate thereof of its obligations under any material agreement entered into between the Participant and the Company or such affiliate; provided, however, that none of the events described in the foregoing clauses (a), (b), (c) or (d) shall constitute Good Reason unless the Participant has notified the Company in writing describing the events that constitute Good Reason, and then only if the Company fails to cure such events within thirty (30) days after the Company’s receipt of such written notice.

9.   Taxes.  All amounts payable hereunder shall be subject to applicable federal, state and local tax withholding.

10.         Choice of Law.  This Program and the rights and obligations of the Company and the Participants hereunder shall be governed by, construed under, and interpreted in accordance with the laws of the State of Delaware without regard to conflict-of-law provisions or principles thereof.

11.         Amendment.  Except as may be limited by applicable law, this Program may be amended at any time and from time to time by the Board (including amendments with retroactive effect); provided, however, that no amendment of this Program shall adversely affect the rights and benefits of a Participant hereunder without the prior written consent of the Participant.

12.         Severability.  In the event that any provision of this Program is held by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Program.

13.         Section 409A.  To the extent applicable, this Program shall be interpreted in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations and guidance that may be issued after the adoption of this Program (collectively, “Section 409A”).  Notwithstanding any provision of this Program to the contrary, in the event that following the adoption of this Program the Company determines that any LTIP Award may be subject to Section 409A, the Company may adopt amendments to this Program (including amendments with retroactive effect),  adopt policies and procedures (including policies and procedures with retroactive effect), or take other actions that the Company determines are necessary or appropriate to (a) exempt the LTIP Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the LTIP Award or (b) comply with the requirements of Section 409A and thereby avoid the application of any penalty tax under Section 409A.  No provision of this Program shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from any Participant or any other individual to the Company or any of its affiliates, employees or agents.

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I hereby certify that this Program was duly authorized, approved and adopted by the Board of Directors of the Company on May 10, 2012.

Date: May 10, 2012

/s/ Peter H. Kesser
Peter H. Kesser
Secretary

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